UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2015

AIMMUNE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37519	45-2748244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8000 Marina Blvd, Suite 300
Brisbane, CA 94005
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 614-5220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2015, Aimmune Therapeutics, Inc. (“Aimmune” or the “Company”) appointed Jeffrey Knapp, age 50, to the position of Chief Operating Officer of the Company, effective on or about February 1, 2016 (the “Start Date”). Mr. Knapp joins the Company from Adamas Pharmaceuticals, Inc. a pharmaceutical company, where he served as Chief Operating Officer from August 2014 to January 2016. Prior to serving as Chief Operating Officer of Adamas, Mr. Knapp served as its Chief Commercial Officer from February 2014 to August 2014. Starting in July 2006 until March 2013, Mr. Knapp served as Chief Commercial Officer at Affymax Inc., a pharmaceutical company. Prior to that, Mr. Knapp served as Senior Vice President, Sales and Marketing from November 2005 to April 2006 at Abgenix, Inc., a pharmaceutical company. From 2001 to 2005, Mr. Knapp served in a variety of marketing and sales leadership positions. Mr. Knapp received a Bachelor of Arts degree in Biology from Wittenberg University.

In connection with his appointment, the Company entered into an offer letter (the “Offer Letter”) with Mr. Knapp pursuant to which Mr. Knapp will receive an annual base salary of $375,000. Mr. Knapp is also eligible to receive a discretionary cash bonus for the year ending December 31, 2016, targeted at 35% of his annual base salary (pro-rated from the Start Date through the end of the 2016 fiscal year), with the payment amount based upon performance as determined by Aimmune. Mr. Knapp will also receive a supplemental bonus of $15,000 in each of years ending December 31, 2016 and 2017, provided that if the target for Mr. Knapp’s annual discretionary bonus is increased to 40% during this period, such increase will be in lieu of any further supplemental bonus payments. In addition, Mr. Knapp will receive a sign-on bonus of $75,000, which Mr. Knapp is obligated to repay in the event his employment with the Company is terminated prior to the one-year anniversary of his Start Date.

Mr. Knapp will be granted an option to purchase 250,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of grant. One-fourth of the shares subject to the option will vest on the first anniversary of the Start Date and 1/48th of the shares will vest on each monthly anniversary thereafter, subject to Mr. Knapp continuing to provide services to the Company through each such vesting date. The Company will also grant Mr. Knapp 5,000 restricted stock units, all of which will vest on the first anniversary of the Start Date, subject to Mr. Knapp continuing to provide services to the Company at such vesting date. The option and the restricted stock units will be granted under the Company’s 2015 Equity Incentive Award Plan and the option will terminate 10 years from the date of grant.

Mr. Knapp is also eligible to receive the change in control and severance benefits applicable to the Company’s executive officers, previously approved by the Company’s Board of Directors, and to participate in the Company’s employee benefit plans, policies and arrangements applicable to other executive officers generally. Mr. Knapp will also enter an indemnification agreement with the Company in the form previously approved by the Company’s Board of Directors.

The foregoing description of the material terms of the Offer Letter is qualified in its entirety by the terms of the Offer Letter, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIMMUNE THERAPEUTICS, INC.
Date: December 17, 2015	By: /s/ Warren L. DeSouza Warren L. DeSouza Chief Financial Officer and Corporate Secretary